UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 25, 2019

HOPE BANCORP, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-50245	95-4849715
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of incorporation)

3200 Wilshire Blvd, Suite 1400, Los Angeles, CA	90010
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (213) 639-1700.

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock	HOPE	Nasdaq Global Select

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [ ]

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On and effective July 25, 2019, the Board of Directors (the “Board”) of Hope Bancorp, Inc. (the “Company”) amended and restated the Company’s Bylaws. The following is a summary of certain changes effected by the adoption of the amended and restated Bylaws (the “Amended Bylaws”):

Article I, Section 1.2 (Meetings of Stockholders). The Amended Bylaws clarifies the process for stockholders owning no less than 10% of the Company’s stock to submit a request for special meeting of stockholders by adding delivery instructions for such submissions and clarifying when multiple stockholder requests will be aggregated by the Company to meet the 10% requisite percentage.

Article I, Section 4.1 (Order of Business). Section 4.1 sets forth who can call meetings of stockholders to order and chair the meeting.  The Amended Bylaws includes the Lead Independent Director (as defined below) in the order of succession and replaces the President with the Chief Executive Officer, such that, for purposes of Section 4.1, the order of succession is now the Chair, Vice Chair, the Lead Independent Director, then the Chief Executive Officer.

Article I, Section 4.4 (Stockholder Proposals). The Amended Bylaws clarifies that a stockholder request for inclusion of a proposal in the Company’s proxy statement pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) must be provided in accordance with such Rule, notwithstanding anything to the contrary set forth in the Amended Bylaws.

The Amended Bylaws also specifies how any notice of a stockholder proposal (including for director nominations) to be included at an annual meeting of stockholder is to be delivered by a stockholder to the Company. The Amended Bylaws also requires that any stockholder submitting such a proposal notice comply with additional disclosure requirements, including disclosing (i) any material interest of such stockholder in any proposal, (ii) any agreements or arrangements between such stockholder and any persons in connection with such proposal, (iii) any significant equity interest of such stockholder in a competitor of the bank, (iv) any interest of such stockholder in any contract with the Company, or an affiliate or any principal competitor of the Company, (v) any interest in transaction with respect to shares of the Company that provides such stockholder with the opportunity to profit from any decreases in the value of the Company’s stock, and (vi) any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filings in connection with proxy solicitations for, as applicable, the proposal and/or for the election of directors in a contested election pursuant to Section 14 of the Exchange Act.

Article II, Section 5.1 (Board Meeting Chair). Section 5.1 sets forth the order of succession as to who is to preside over Board meetings.  This section is being amended to include the Lead Independent Director, such that the new order is the Chair, Vice Chair, the Lead Independent Director, then another member of the Board.

Article II, Section 8 (Lead Independent Director). The Amended Bylaws includes express provisions granting members of the Board who are not employees of the Company and otherwise meets applicable independence requirements may elect one or more of their members to serve as the lead independent director of the Board (the “Lead Independent Director”). The Amended Bylaws provides that the Lead Independent Director, if any, will chair meetings and executive sessions of the independent directors, will facilitate communications between other members of the Board, the Chief Executive Officer, President and Chairman, and will assume other duties which the Board as a whole may designate from time to time.

Former Section 9 of Article II was deleted in its entirety from the Amended Bylaws. This former section contained corporate governance related provisions that were effective only for the first year after the consummation of the merger of the Company and Wilshire Bancorp, Inc.

In addition to the amendments described above, the Amended Bylaws include various conforming, technical and other changes and additions. The foregoing summary of the revisions set forth in the Amended Bylaws is not complete and is qualified in its entirety by reference to the full text of the Amended Bylaws.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.         Description of Exhibit

3.1	Amended and Restated Bylaws of Hope Bancorp, Inc., as amended and restated on July 25, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Hope Bancorp, Inc.

Date: July 25, 2019	/s/ Kevin S. Kim
Name: Kevin S. Kim
Title: Chairman, President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.         Description of Exhibit

3.1	Amended and Restated Bylaws of Hope Bancorp, Inc., as amended and restated on July 25, 2019.